Exhibit 10.1

[Swift Letterhead]

September 8, 2016

Mr. Jerry C. Moyes

Chief Executive Officer

Swift Transportation Company

2200 South 75th Avenue

Phoenix, AZ 85043

Dear Jerry:

Thank you for your many years of service to Swift Transportation Company (the “Company”). The organization would not exist without your vision, energy, and leadership. As we mark the passing of responsibility to a new generation, this letter (this “Agreement”) memorializes our understandings concerning your upcoming retirement and the manner of approaching an effective leadership transition for the Company.

1.	Retirement Date. Your retirement as CEO and an employee of the Company will be effective on December 31, 2016 (the period through such date, the “transition period”). The Company will announce your upcoming retirement and the transition process described herein promptly pursuant to the press release we have jointly approved and the requisite filing on Form 8-K. At the same time, the Company will announce the appointment of Richard Stocking as co-CEO during the transition period (with Richard serving as sole CEO upon your retirement).

2.	Transition of Duties. The duties normally associated with the office of the CEO will be transitioned to Richard Stocking, as co-CEO, promptly to allow him to fully assume the position while you are still available for consultation and support as requested by the Company’s Board of Directors (the “Board”) or Richard and reasonably acceptable to you. This will also allow you to begin the farewell process with the many long-time employees, customers, and vendors without impeding the Company’s ability to make decisions and move forward with projects. The fact that Richard has had responsibility for the Company’s operating performance for several years should make this a smooth transition.

3.

Responsibility and Corporate Authority. To ensure there is no confusion internally or externally during the transition period or afterward, commencing with the date of this Agreement, Richard will assume all reporting responsibilities and oversee all Company decisions (subject to the Board’s overall direction). After the date of this Agreement, you will not have any Company personnel reporting to you, and you will not authorize decisions for the Company (including hiring any personnel) or bind the Company except as specifically approved by the Board or Richard (or after December 31, 2016, the CEO). Consistent with sound corporate controls and to prevent potential gaps or conflicts, you will not sign documents on behalf of the Company except as specifically approved by the Board or requested by the General Counsel.

4.	Company Projects. You will be involved in Company projects and business decisions as specified in writing by the Board or Richard and agreed to by you, or as otherwise authorized by the Board (“Designated Projects”). When working on Designated Projects, your role and decision making authority with respect to the project will be as so specified or, if not so specified, as mutually agreed by Richard and you, or as directed by the Board. Except with respect to Designated Projects, through your retirement date your role will be similar to that of a non-employee director and as described in paragraph 3 above.

5.	Presence at Company Locations. The transition period surrounding the retirement of a founder can be sensitive, and we all agree that the successor needs a clear runway to establish the new lines of authority. The founder’s continuing presence can lead to mixed messages and ineffective leadership if both the founder and the successor are perceived by employees to have authority for decisions. Further to our mutual desire to have clear lines of leadership and communication, you will spend the bulk of your time outside of Company locations to allow the reporting and decision making to shift naturally. Many founders start the transition period with a vacation to reinforce the message. In this connection, you are encouraged to take as much vacation time as you wish throughout the transition period without regard to Company policies that otherwise might apply.

6.	Company Communications. During the transition period, you will continue to receive the email reports you currently receive and the monthly financial package and, during the Term (as defined below), you will continue to receive such information or, to the extent such information is no longer prepared, the equivalent or replacement information prepared by management for the CEO. During the Term, you will also receive reports and other information consistent with that provided to non-employee directors, and you will have the opportunity to meet not less than monthly with Richard (or after December 31, 2016, the CEO) and the CFO to discuss the Company’s progress. You will hold the information in the reports and briefings and other information you receive from the Company or in your capacity as an employee, consultant or director confidential in accordance with your fiduciary obligations as a director. After the date hereof, to the extent you have input or concerns on Company matters (other than on Designated Projects), those will be expressed only to the Board, Richard (or after December 31, the CEO), the CFO, or the General Counsel, and not to others in the Company. Nothing in this paragraph is intended to limit your right to request information in your capacity as a director.

7.

Office and Company Property. In addition, commencing as soon as reasonably practical, you will obtain an off-site office suitable for your purposes, at your cost, and begin to transition to that location as your primary office. You will have until November 30, 2016, to complete the move of your personal effects from your current office at the Company’s headquarters and to move any other personal business activities and associated personnel from the Company’s headquarters to another location. After your official retirement date, if requested by the Company, you will also return all Company property in your possession, including cell phone, computer, and laptop in accordance with normal Company policies. At the time of your retirement, you will be permitted to port your cell phone number to your own cell account and to transfer contact information for your many business and personal contacts that are on the Company’s computer system. Company-related business information in your possession need not be returned at the time of your retirement but will be subject to your fiduciary obligations as a director and must be returned to the Company promptly upon request if you cease to be a director.

8.	Title, Duties, and Compensation.

8.1.	Following the effective date of your retirement, you will be a non-employee consultant with the title Founder and Chairman Emeritus. As a non-employee, you will be an independent contractor, and the Company will not withhold taxes from your payments. You agree to be responsible for all taxes and similar payments arising out of any of your activities contemplated by this Agreement after your retirement, including, without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other applicable taxes, fees, and withholding. Upon request, you will provide us with your federal tax identification number and any other necessary information required by the Company to comply with applicable tax and other laws pertaining to your engagement as an independent contractor.

8.2.	Your consulting activities will be to provide such advice and service as may be requested by the Board or the CEO and are consistent with the activities of a senior executive. The services are not expected to be full time and will be provided at times and in manners as may be mutually agreed. In addition, subject to reimbursement of your reasonable expenses, including attorney’s fees and costs, you will offer reasonable cooperation with the Company in any litigation or administrative proceeding or investigation to which the Company is a party, unless you are advised by counsel that your cooperation would present a conflict of interest, be unlawful, or otherwise be adverse to your interests.

8.3.	The initial term of the consulting arrangement will be for the period January 1, 2017, through December 31, 2019 (the “Term”). The Term may be extended in one-year increments upon the mutual agreement of the parties.

8.4.	For the remainder of 2016, you will continue to receive your normal annual salary payments and benefits. With respect to the aggregate of 94,418 of your outstanding stock options that are currently unvested and with exercise prices of $23.30 and $24.84, you will continue to vest in such stock options during the Term as if your employment continued and you will be permitted to exercise such stock options when vested through the end of the Term; provided that, at the end of the Term, vesting will cease and such stock options not exercised will be cancelled and forfeited for no consideration. Upon execution of this Agreement, all other outstanding stock options will vest and you will be treated as having a termination of employment effective December 31, 2016. Any performance units will continue to vest in accordance with the terms of the grant, as if your employment continued.

8.5.	During the Term, (a) your consulting fee will be paid monthly in cash at the rate of $200,000 per month for 36 months, (b) you will not participate in any of the Company’s annual or long-term incentive plans or Company contributions to the retirement plan, and (c) you will be offered COBRA coverage for the maximum period allowable, subject to your timely election and payment of required costs. The payments and coverage under this clause 8.5 will not be subject to early termination or reduction for any reason other than breach (after not less than 30 days’ notice and opportunity to cure during such 30 days) of this Agreement by you, and the consulting payments will be payable to your spouse or estate in the event of your death or disability. During the Term, your service as a non-employee director will not be separately compensated.

8.6.	The terms described herein are in complete satisfaction of all claims you may have in respect of your employment by the Company and its affiliates, and the terms hereof are your sole and exclusive remedy in lieu of any other remedies at law, in equity, or under Company policies with respect to severance or termination of employment.

9.	Expense Reimbursement. Your business expenses incurred in connection with the performance of your duties hereunder between the date hereof and December 31, 2016, will be reimbursed by the Company in accordance with the Company’s expense reimbursement policy. After your official retirement date, you will be responsible for your own business expenses.

10.	Industry and Other Events. We anticipate that you will be invited to industry, investment banking, vendor, and other events. To prevent any external confusion as to Swift’s corporate policies or views and conflicting or overlapping speaking appearances, you will provide reasonable notice to Richard (or after December 31, 2016, the CEO) and CFO if you intend to appear as a speaker at any such event, and you will forgo appearing as a speaker at any such event if Richard (or after December 31, 2016, the CEO) also intends to be a speaker and you are requested not to speak also by the Company. If you attend any such events, your presence at any event will be either personal or as a member of the Board of Directors and not spokesperson for the Company. You will make it clear that any views expressed are personal and not those of Swift. Consistent with Regulation FD, you will not make any statements with regard to the Company’s earnings expectations or other material non-public information, and you will not meet with the Company’s current or potential investors in “one-on-one” or similar situations unless Richard Stocking (or after December 31, 2016, the CEO) or the Company’s CFO or Investor Relations representative is also present.

11.	Voting Matters. In order to assist in providing for a smooth transition to a new CEO, in your capacity as a director, you agree to vote in favor of amendments to the Company’s By-Laws substantially in the form attached hereto as Exhibit A at any board meeting at which such amendments are proposed.

12.	Board Matters. During the Term:

12.1.	The Company will not take any action that has an adverse effect on the voting or consent rights of the Moyes Shares. For avoidance of doubt and without limiting the generality of the foregoing, (a) any amendment, modification, supplement or repeal of any provision of the bylaws that has the effect of limiting, restricting, delaying or prohibiting any voting or consent rights of the holders of Moyes Shares (including modification of the nomination rights, rights to take action by written consent, or the implementation of a staggered Board), (b) adoption of a shareholder rights plan (other than any such plan that allows repeal by the stockholders at any time pursuant to the affirmative vote of shares of common stock holding a majority of the voting power of all shares voting as a single class), and (c) entering into any agreement that would impose any undue cost or burden on you or other holders of the Moyes Shares as a result of exercise of voting or consent rights, each will constitute an adverse effect on the voting or consent rights of the Moyes Shares. This paragraph 12.1 shall not limit the Company’s ability to issue shares of Class A common stock with your consent or otherwise in the ordinary course of business, provided that the intent of such issuance is not to dilute your and your affiliates’ aggregate ownership of the Company’s voting stock to less than a majority of the outstanding voting power.

12.2.	From the date hereof through and including the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”), the Company will include you in the slate of nominees recommended by the Board (upon recommendation of the Nominating and Governance Committee of the Board) and use its reasonable best efforts to cause your election to the Board, including nominating you to be elected as a director and soliciting proxies in favor of your election, in each case subject to applicable law, directors’ fiduciary duties, and your compliance with your obligations in this Agreement. For each election of directors after the 2017 Annual Meeting, at least sixty (60) days prior to the date on which stockholder nominations for election of directors are required to be presented to the Company for inclusion in the Company’s proxy statement for any meeting to elect directors, the Company will inform you whether you will be included in the director nominees for which proxies will be solicited by the Company in favor of election.

12.3.	While you are a director, (a) you will be treated on a basis equivalent to all other non-employee directors, (b) the Company will take all reasonable actions within its control at any given time so as to permit you to attend meetings of any committee of the Board consistent with past practice and the Company’s Corporate Governance Guidelines, other than (i) executive sessions of independent directors, or (ii) as required by applicable law, and (c) the Company or the Board will provide you notice of any meeting of a committee of the Board in accordance with the Company’s By-Laws, applying the applicable provisions of the Company’s By-Laws as if you were a member of each such committee.

12.4.	With respect to your hedging and pledging transactions, so long as you remain an officer or director of the Company, you will conduct those transactions in accordance with the Securities Trading Policy of the Company in effect as of August 31, 2016, as amended, provided that the provisions of such policy applicable to the Moyes Shares will not be changed in an adverse manner during the Term or for one year thereafter, except as required by applicable law or a regulatory or governmental authority. In connection with this clause 12.4, the Company will take reasonable and prompt action (including Board consideration and submitting customary transfer agent and similar letters and confirmations) to permit you and your affiliates to effect such transactions, subject to applicable law, directors’ fiduciary duties, the Securities Trading Policy then in effect and your compliance with the terms of this Agreement. For the avoidance of doubt, approval for any hedging and pledging transaction must be obtained from the Board prior to each such transaction, to the extent required by the Securities Trading Policy.

13.	Post-Retirement Matters.

13.1.	In recognition of your many years of leadership of the Company, you acknowledge that (i) you perform services of a unique nature for the Company that are irreplaceable and that your performance of such services for a competing business will result in irreparable harm to the Company, (ii) you have had and will gain access to confidential information from the date hereof and ending at the end of the Term, and you will continue to have access to such confidential information thereafter which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of your employment by a competitor, you would inevitably use or disclose such confidential information, (iv) the Company and its affiliates have substantial relationships with their customers, and you have had access to these customers, and (v) you have generated and will continue to generate goodwill for the Company and its affiliates in the course of your employment. The foregoing representations shall be applicable with respect to enforcement of any provisions of Section 13 hereof and no other purpose. Accordingly, subject to the Company’s compliance with this Agreement, during the Term and for a period of two (2) year thereafter, you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in material competition with the Company or any of its subsidiaries or affiliates in any locale of any country in which the Company conducts business. The foregoing shall not prohibit activities consistent with or reasonably ancillary to those conducted by your affiliates, which for this purpose shall be deemed to include, without limitation, Central Freight Lines, Inc. and its affiliates, on the date hereof. This will also not prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation.

13.2.

In addition, subject to the Company’s compliance with this Agreement, during the Term and for a period of two (2) years thereafter, you will not, except in the furtherance of your duties for the Company, directly or indirectly, individually or on behalf of any other person or entity, (a) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person or entity or assist or aid any other persons or entity in identifying or soliciting any such customer, in a manner that would violate Section 13.1, (b) solicit, aid or induce any employee of the Company or any of its affiliates to leave such employment or to accept employment with any other person or entity unaffiliated with the Company or hire or retain any such employee or take any action to materially assist or aid any other person or entity in identifying, hiring or soliciting any such employee, provided that an employee shall be deemed covered by this Section 13.2 while so employed and only for a period of 90 days thereafter and you shall not be prohibited from soliciting, employing, or retaining any person who is related to you by blood, marriage, or adoption, or (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. Notwithstanding the foregoing, you may serve as an employment reference for any employees leaving the Company.

13.3.	You and the Company also agree as follows: You will not disparage the Company, its CEO, CFO, General Counsel, or Board, and the Company agrees that the Company’s CEO, CFO and General Counsel and the members of the Board will not, while employed by the Company or serving as a director of the Company disparage you, your family, or any of your affiliates or representatives. For the avoidance of doubt, this will not apply to truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, or to statements made (a) in the good faith belief that they are necessary or appropriate to make in connection with performing one’s duties and obligations to the Company, or (b) to the Board.

14.	Miscellaneous.

14.1.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.2.	The Company will indemnify you and hold you harmless to the maximum extent permitted under the By-Laws of the Company as in effect from time to time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting by reason of the fact that you are or were a director or officer of the Company, or are or were a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

14.3.	The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors.

14.4.	Except for claims relating to the obligations set forth herein, which shall survive the date of this Agreement and remain enforceable, each of the Company and its controlled affiliates (on the one hand) and you (on the other hand) waives, releases, and forever discharges any and all claims against the other party of every kind and character whatsoever, whether known or unknown, provided that the waiver, release and discharge by the Company and its controlled affiliates will only apply to claims in your capacity as an employee or director of the Company prior to the date hereof. The parties agree to reaffirm the waivers, releases and discharges in this paragraph 14.4 and paragraph 8.6 hereof effective on December 31, 2016. Notwithstanding anything to the contrary herein, you are not waiving, releasing, or discharging any claim or right to indemnification as an employee, agent, officer, or director of the Company pursuant to the By-Laws, the Company’s charter, any existing indemnification agreement or Board policy, or applicable provisions of the Delaware General Corporation Law.

14.5.	The parties acknowledge and agree that remedies at law for a breach or threatened breach of any of the provisions hereof would be inadequate and, in recognition of this fact, each agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

14.6.	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and by an officer or director designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.7.	The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

14.8.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties relating to or involving Section 11 or 12 hereof (a “Specified Dispute”) shall be resolved only in the Chancery Court of the

State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware) and the appellate courts having jurisdiction of appeals in such courts. Any dispute under this Agreement that is not a Specified Dispute shall be resolved only in the federal or state court with appropriate jurisdiction located in Maricopa County, Arizona. With respect to any Specified Dispute, the applicable Delaware court required above and, with respect to any dispute that is not a Specified Dispute, the applicable Arizona court required by the preceding sentence, shall be referred to herein as the “Applicable Court.” In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the Applicable Court, and appellate courts having jurisdiction of appeals from the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Applicable Court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that you or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or your employment by the Company or any affiliate of the Company, or your or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at your or the Company’s address as provided to the other party in connection with this Agreement, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware or Arizona. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

Jerry, thank you once again for your long and successful service to Swift. This Agreement is effective as of the date of this letter. Please signify your agreement with the terms herein by acknowledging below.

****Signature Page Follows****

****Signature Page to Jerry Moyes Retirement Letter****

Very truly yours,

SWIFT TRANSPORTATION COMPANY

By:	/s/ Richard Dozer
Name:	Richard Dozer
Title:	Chairman of the Board

JERRY MOYES

/s/ Jerry Moyes

Exhibit A to Retirement Letter

Article X

CEO and CFO of the Corporation During the Specified Period

(1) Definitions. As used in this Article X, the following terms have the following meanings:

“CEO” means the chief executive officer of the Corporation, which shall be Jerry Moyes and Richard Stocking as co-chief executive officers as of September 8, 2016 and Richard Stocking as sole chief executive officer as of January 1, 2017, or any successor appointed by the Board of Directors.

“CFO” means the chief financial officer of the Corporation, which shall be Virginia Henkels as of September 8, 2016, or any successor appointed by the Board of Directors.

“Specified Period” means the period from September 8, 2016, through December 31, 2017.

“Continuing Directors” means (a) the independent directors of the Corporation on September 8, 2016; or (b) any directors who became directors subsequent to such date and whose appointment or nomination for election by the Corporation’s stockholders was approved by a majority of the Continuing Directors then on the Board of Directors.

(2) Officers. Notwithstanding any provision of Article IV of these By-Laws, during the Specified Period, neither the CEO or the CFO may be terminated or demoted, and the duties and responsibilities of the CEO and the CFO, respectively, may not be changed, without the affirmative vote of a majority of the Continuing Directors.

(3) Amendment. Until the expiration of the Specified Period, the provisions of any Article of these By-Laws which refer to this Article X, the provisions of this Article X, and the provisions of Article IX of the By-Laws of the Corporation, may not be amended, altered, repealed or waived in any respect without the approval of (a) at least a majority of the Continuing Directors and, so long as he serves as a director, Jerry Moyes, or (b) holders of a majority of the voting power of the Corporation’s Class A common stock and holders of a majority of the Corporation’s Class B common stock, each voting as a separate class.

(4) Successors. During the Specified Period, the provisions of this Article X shall be applicable to (i) any successor of the Corporation as the result of a merger, consolidation or other business combination, whether or not the Corporation is the surviving company in such transaction, or otherwise and (ii) any corporation or other entity with respect to which the Corporation or its successor is or becomes a direct or indirect subsidiary, except that this clause (5) shall not apply if so determined by the affirmative vote of a majority of the entire Board of Directors or the affirmative vote of holders of a majority of the voting power of the Corporation’s Class A common stock.